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                           PAIRGAIN TECHNOLOGIES, INC.

                  EXHIBIT 11.1 COMPUTATION OF EARNINGS PER SHARE

                                                                      YEAR ENDED DECEMBER 31,
                                                                 -----------------------------------
PRIMARY EARNINGS PER SHARE                                        1995          1994          1993
                                                                 ------        -------       -------
                                                               (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

Net income                                                      $ 1,056        $ 8,567       $ 7,612
                                                                =======        =======       =======
Calculation of shares outstanding for computing income
  per share
  Weighted average common and common stock equivalents
    shares outstanding used in calculating net income
    per share in accordance with generally accepted
    accounting principles                                        17,083         15,628        10,807
Adjustment to reflect requirements of the SEC:
  Effects of SAB 83                                                  --             --         1,753
Adjustment to reflect the effects of tax benefit
  repurchase                                                       (263)          (225)          (75)
                                                                -------        -------       -------
Shares used in computing net income per share                    16,820         15,403        12,485
                                                                =======        =======       =======
Net income per share                                            $  0.06        $  0.56       $  0.61
                                                                =======        =======       =======
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                                                                      YEAR ENDED DECEMBER 31,
                                                                ------------------------------------
FULLY DILUTIVE EARNINGS PER SHARE                                1995           1994          1993
                                                                -------        -------       -------
                                                              (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Net income                                                      $ 1,056        $ 8,567       $ 7,612
                                                                =======        =======       =======
Calculation of shares outstanding for computing income
  per share
  Weighted average common and common stock equivalents
    shares outstanding used in calculating net income
    per share in accordance with generally accepted
    accounting principles                                        17,473         15,876        10,867
Adjustment to reflect requirements of the SEC:
  Effects of SAB 83                                                  --             --         1,753
Adjustment to reflect the effects of tax benefit
  repurchase                                                       (296)          (230)          (75)
                                                                -------        -------       -------
Shares used in computing net income per share                    17,177         15,646        12,545
                                                                =======        =======       =======
Net income per share                                            $  0.06        $  0.55       $  0.61
                                                                =======        =======       =======
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